NEWS

FOR IMMEDIATE RELEASE Thursday, April 9, 2020	Investor Relations Contact: Alanna James (808) 835-3700 Investor.Relations@HawaiianAir.com Media Relations Contact: Alex Da Silva (808) 835-3712 News@HawaiianAir.com

Hawaiian Airlines March and First Quarter 2020 Traffic Statistics Reflect Effects of COVID-19

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA) (“Hawaiian”), saw sharp declines in its system-wide traffic statistics in March 2020 as government mandated restrictions on travel in response to the COVID-19 pandemic became more numerous.

Demand declines that began with U.S. government restrictions on Chinese arrivals in late January accelerated in mid-March, when governments in Australia, New Zealand, Tahiti, American Samoa and Hawai’i instituted requirements of self-isolation or quarantine for incoming arrivals. Hawaiian Airlines has responded to the diminishing demand by reducing its scheduled service systemwide by 95 percent through April 2020.

The table below summarizes March and year-to-date statistics compared to the respective prior-year periods. In light of Hawaiian’s substantially reduced schedule in April and likelihood of similar reductions in May, Hawaiian emphasized that the results shown below should not be construed as indicative of future results.

SYSTEM-WIDE OPERATIONS1

MARCH	2020	2019	% CHANGE
PAX	542,456	993,548	(45.4)%
RPMs (000)	851,022	1,439,227	(40.9)%
ASMs (000)	1,466,774	1,665,067	(11.9)%
LF	58.0%	86.4%	(28.4) pts

YEAR-TO-DATE	2020	2019	% CHANGE
PAX	2,362,196	2,822,634	(16.3)%
RPMs (000)	3,714,773	4,128,485	(10.0)%
ASMs (000)	4,979,529	4,851,921	2.6%
LF	74.6%	85.1%	(10.5) pts

PAX	Passengers transported
RPM	Revenue Passenger Mile; one paying passenger transported one mile
ASM	Available Seat Mile; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1Includes the operations of contract carriers under capacity purchase agreements.

About Hawaiian Airlines
Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian’s Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

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